UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Redfin Corporation
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 29, 2021

Dear Redfin Stockholder,

We invite you to attend Redfin Corporation's 2021 Annual Meeting of Stockholders to be held on June 9, 2021 at 8:30 a.m. Pacific Time. As we have done since becoming a public company, we will hold the meeting as a virtual meeting conducted online via a live webcast. You will be able to attend the meeting, submit your questions and comments during the meeting, and vote your shares at the meeting by visiting www.virtualshareholdermeeting.com/RDFN2021.

You are receiving this proxy statement and the accompanying proxy materials because you were a Redfin stockholder as of April 12, 2021, which is the record date for the annual meeting, and are eligible to vote at the meeting. For the ten days prior to the meeting and subject to verification of your voting eligibility, you may examine, for a purpose germane to the meeting, a list of stockholders of record entitled to vote by emailing a request to legal@redfin.com. During the meeting, you will be able to access this list through the website for the meeting. Please use this opportunity to participate in Redfin’s affairs by voting on the matters described in this proxy statement.

Whether or not you plan to attend the annual meeting, your vote is very important, and we encourage you to cast your ballot as soon as possible in one of the ways outlined in this proxy statement.

Sincerely,
David Lissy
Chairman of the Board

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1.Why did I receive this proxy statement and other materials related to the annual meeting?

Each person who owned any shares of our common stock as of the close of business on April 12, 2021, or the record date, is entitled to vote at the annual meeting. You are receiving this proxy statement and accompanying proxy materials because you can vote at the meeting and our board of directors is soliciting your proxy to vote. The materials describe the matters to be voted on at the meeting and provide you with other important information so that you can make informed decisions. Please review the materials before casting your vote.

We delivered this proxy statement and other meeting materials to our stockholders eligible to vote on or around April 29, 2021.

2.When is the annual meeting?

We will start the meeting at 8:30 a.m. Pacific Time on June 9, 2021.

3.How do I attend the annual meeting?

The meeting will be a virtual meeting conducted online via a live webcast, and you can attend by visiting www.virtualshareholdermeeting.com/RDFN2021 from anywhere with access to the Internet and a web browser. Shortly before the meeting's start time, please visit the meeting's website and log in using your control number. Please see question 18 for where to find your control number and question 11 for whom to contact if you encounter technical difficulties accessing the meeting.

4.What are the matters to be voted on at the annual meeting?

You are being asked to vote on the following:

1.The election of Austin Ligon, David Lissy, and James Slavet to our board of directors as Class I directors.

2.The approval of our named executive officers' compensation, on an advisory basis.

3.The ratification of our audit committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.

4.A stockholder proposal described regarding majority vote for election of directors, if properly presented at the meeting.

While we do not expect any other matter to be voted on at the meeting, the proxy holders will have discretionary authority to vote shares represented by a returned proxy on any additional matter that is presented for a vote at the meeting.

5.What are my choices in voting on each matter? How does the board of directors recommend that I vote?

Proposal number	Item	Voting choices	Board recommendation
1	Election of directors	For(1) Withhold(1)	For(1)
2	Approval of our named executive officers' compensation	For Against Abstain	For
3	Ratification of appointment of auditor	For Against Abstain	For
4	Stockholder proposal for majority voting of the board of directors	For Against Abstain	Against

(1) The voting choices and board recommendation are with respect to each Class I director nominee.

6.What vote is required to approve each matter? How do abstentions and broker non-votes affect approval?

Proposal number	Item	Votes required for approval	Abstentions	Broker non-vote(1)
1	Election of directors	Plurality of votes present and entitled to vote	Not applicable	No effect
2	Approval of our named executive officers' compensation	Majority of votes cast	No effect	No effect
3	Ratification of appointment of auditor	Majority of votes cast	No effect	Not applicable
4	Stockholder proposal for majority voting of the board of directors	Majority of votes cast	No effect	No effect

(1) A broker non-vote occurs when a beneficial holder does not provide specific voting instructions to its broker or nominee and the broker or nominee does not have discretionary authority to vote the shares. Brokers and nominees do not have discretionary authority to vote uninstructed shares with respect to proposals 1, 2, and 4 but do have discretionary authority to vote uninstructed shares with respect to proposal 3. Please see question 19 to determine if you are a beneficial holder.

7.How many votes does each share represent?

Each share of our common stock represents one vote. As of the record date, we had 103,994,861 shares outstanding.

8.How do I vote?

You may vote before the meeting through any of the following methods:

•By Internet: visit www.proxyvote.com

•By telephone: call 1-800-690-6903 (if you are a record holder) or 1-800-454-8683 (if you are a beneficial holder)

•By mail: complete, date, and sign your proxy card (if you are a record holder) or voting instruction form (if you are a beneficial holder) and return it in the postage-paid envelope

Internet and telephone voting are available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 8, 2021. If you are voting by mail, please return your proxy card or voting instruction form in a timely manner to ensure it is received by us or your broker or nominee, respectively, before the meeting. Please see question 19 to determine if you are a record holder or a beneficial holder.

You may also vote at the meeting through the website www.virtualshareholdermeeting.com/RDFN2021. Even if you intend to attend and vote at the meeting, we strongly encourage you to vote before the meeting using one of the methods described above.

To vote through any of the methods described above, you will need your control number. Please see question 18 for where to find your control number.

9.How can I revoke my proxy or change my vote?

If you are a record holder, you can revoke your proxy by delivering a notice to our principal executive offices stating that you are revoking your proxy. This revocation is valid only if we receive your notice before the meeting. Please see question 20 for the address of our principal executive offices.

If you are a record holder, you may change your vote before the meeting by submitting a later-dated proxy through any of the methods described under question 8. You do not need to deliver the later-dated proxy using the same method as the original proxy.

If you are a beneficial holder, please contact your broker or nominee for the procedures on revoking your proxy or changing your vote before the meeting.

Both record holders and beneficial holders may change their vote by attending the meeting and voting at the meeting. Your attendance at the meeting, alone, will not revoke your proxy.

Please see question 19 to determine if you are a record holder or a beneficial holder.

10.Can I ask questions or make comments during the annual meeting?

If you were a stockholder as of the record date, you will be able to submit questions and comments through the meeting's website. To ask a question or make a comment, you will need to log in using your control number. Please see question 18 for where to find your control number. Time permitting, we will read every appropriate question or comment and, if necessary, respond to it. Examples of inappropriate questions or comments include those about personal concerns not shared by our stockholders generally or those that use offensive language. We will address questions and comments in the order in which they were received but with priority for stockholders who have not previously submitted a question or comment during the meeting. A replay of the meeting, including the questions and answers portion, will be available on the meeting's website through June 8, 2022.

11.Who can I contact if I experience technical difficulties accessing the annual meeting or during the meeting?

You can call the technical support number that will be posted on the login page of the meeting's website, and someone will be available to help resolve your technical difficulties.

12.Who will bear the cost of the solicitation of proxies by our board of directors?

Redfin will bear the cost of the solicitation.

13.What is the deadline for submitting a stockholder proposal to be presented at the 2022 annual meeting of stockholders?

If you wish to submit a stockholder proposal for inclusion in Redfin’s proxy materials for the 2022 annual meeting, then we must receive your proposal at our principal executive offices no later than December 30, 2021. Please review the SEC’s Rule 14a-8 for the requirements you must meet and the information you must provide if you wish to submit this type of stockholder proposal.

For other types of stockholder proposals to be presented at the 2022 annual meeting, you must deliver notice of your intent to submit a proposal to our principal executive offices no earlier than the close of business on February 24, 2022 and no later than the close of business on March 26, 2022. Please review our bylaws for the requirements you must meet and the information you must provide if you wish to submit a proposal under this process.

Please see question 20 for the address of our principal executive offices.

14.What is the deadline for nominating a person for election as a Class II director at the 2022 annual meeting of stockholders?

You must deliver notice of your intent to nominate a Class II director candidate to our principal executive offices no earlier than the close of business on February 24, 2022 and no later than the close of business on March 26, 2022. Please review our bylaws for the requirements you must meet and the information you must provide if you wish to nominate a person for election.

Please see question 20 for the address of our principal executive offices.

15.I share an address with one or more other stockholders. Why did we receive only one set of annual meeting materials?

We have utilized an SEC rule that permits us to deliver one set of annual meeting materials to multiple stockholders sharing an address. However, if each stockholder at the shared address would like to receive separate copies of the materials, then we will deliver promptly the additional copies upon written or oral request.

If you are a record holder, you can make a request by delivering a notice to Broadridge Financial Solutions at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department or by calling 1-866-540-7095.

If you are a beneficial holder, please contact your broker or nominee for instructions on how to receive separate copies of the materials.

Please see question 19 to determine if you are a record holder or a beneficial holder.

16.I share an address with one or more other stockholders and we each received separate copies of the annual meeting materials. Can we receive only one set of materials for future meetings?

Yes. If you are a record holder, please make a request by contacting Broadridge Financial Solutions at the address or phone number provided in question 15. If you are a beneficial holder, please contact your broker or nominee for instructions on how to receive one set of materials for future meetings.

Please see question 19 to determine if you are a record holder or a beneficial holder.

17.How can I receive proxy materials for future annual meetings electronically?

To sign-up for email notification and electronic delivery of proxy materials for our future annual meetings, please visit enroll.icsdelivery.com/RDFN.

18.Where can I find my control number?

Your control number is the sixteen-digit number found next to the label "Control Number" in the body of your email, if you received email notification, or your proxy card, voting instruction form, or notice of Internet availability of proxy materials, if you received paper notification.

19.Am I a record holder or a beneficial holder? What is the difference?

If the shares that you own are registered in your name with American Stock Transfer & Trust Company, our transfer agent, then you are a record holder of our shares and can vote your shares directly. If the shares that you own are registered in the name of a broker or other nominee, then you are a beneficial holder of our shares and must instruct your broker or nominee on how to vote your shares. Please see question 8 for how to vote your shares or provide voting instructions to your broker or nominee. If you are a beneficial holder and your broker or nominee does not receive instructions from you, then it may lack discretion to vote your shares, as described in question 6.

20.What is the mailing address for Redfin’s principal executive offices?

The mailing address for our principal executive offices is 1099 Stewart Street, Suite 600, Seattle, WA 98101, Attention: Legal Department.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our board of directors consists of nine directors and is divided into three classes, designated as Class I, Class II, and Class III. Directors in Class I are standing for election at the annual meeting, while directors in Class II and Class III will stand for election at the 2022 annual meeting and 2023 annual meeting, respectively.

Our board of directors, upon the recommendation of our nominating and corporate governance committee, has nominated Austin Ligon, David Lissy, and James Slavet for election as Class I directors. For more information about each Class I director nominee, including why we believe each nominee is qualified to serve as a director, see "Class I Director Nominees" below. If a Class I director nominee is unable to serve, or for good cause will not serve, as a director, then the proxy holders will vote a returned proxy for the election of a substitute nominee who is proposed by our board of directors. If elected at the meeting, the Class I directors will serve until the 2024 annual meeting and until his successor is elected and qualified, or, if earlier, his resignation or removal.

We evaluated the independence of our directors based on the listing standards of Nasdaq, which is where our common stock is listed, and concluded that each director, other than Glenn Kelman, is independent.

Class I Director Nominees

Austin Ligon, age 70, has been one of our directors since September 2010. Since 2006, Mr. Ligon has been a venture investor. Previously, Mr. Ligon served as president and chief executive officer at CarMax, which he also co-founded. Mr. Ligon has bachelor's and master's degrees from the University of Texas at Austin and an MBA from the Yale School of Management. We believe that Mr. Ligon’s experience scaling and managing CarMax from startup to nationwide operations, with extensive online presence and nationally distributed field operations, qualifies him to serve on our board of directors.

David Lissy, age 55, has been one of our directors since February 2018 and has served as chairman of our board since July 2020. Since January 2020, Mr. Lissy has been chairman of Bright Horizons Family Solutions (a publicly traded child care company), where he was also executive chairman from January 2018 to December 2019 and chief executive officer from 2002 to January 2018. Mr. Lissy is also a director of Jumpstart and Scripta Insights and chair of the board of trustees of Ithaca College, where he received his bachelor's degree. We believe that Mr. Lissy’s experience leading a publicly traded company, as both a director and an executive officer, qualifies him to serve on our board of directors.

James Slavet, age 51, has been one of our directors since November 2009. Since April 2006, Mr. Slavet has been a partner of Greylock Partners (a venture capital firm). Previously, Mr. Slavet was vice president / general manager in search & marketplace at Yahoo! and chief operating officer at Guru, which he also founded. Mr. Slavet has a bachelor's degree from Brown University and an MBA from Harvard Business School. We believe that Mr. Slavet’s experience advising and managing growth-oriented technology companies, including as an operating executive, qualifies him to serve on our board of directors.

Class II Continuing Directors

Julie Bornstein, age 51, has been one of our directors since October 2016. Since February 2018, Ms. Bornstein has been chief executive officer at The Yes (an e-commerce marketplace), which she also co-founded. Previously, Ms. Bornstein was chief operating officer at Stitch Fix (an online personal styling services company) from March 2015 to September 2017. Before that, Ms. Bornstein was chief marketing officer & chief digital officer at Sephora. Ms. Bornstein is also currently on the board of directors of Weight Watchers International. Ms. Bornstein has a bachelor's degree from Harvard University and an

MBA from Harvard Business School. We believe that Ms. Bornstein's senior leadership experience at various online services companies qualifies her to serve on our board of directors.

Robert Mylod, Jr., age 54, has been one of our directors since January 2014 and served as the chairman of our board from August 2016 until June 2020. Since January 2013, Mr. Mylod has been a managing partner at Annox Capital (a venture capital firm). Previously, Mr. Mylod served several roles at Booking Holdings (f/k/a The Priceline Group), including chief financial officer, vice chairman, and head of worldwide strategy & planning. Mr. Mylod's current public company directorships include serving as chair of the board of directors of Booking Holdings and Vroom and a member of the board of directors of Dropbox. Some of his past public company directorships include EverBank Financial, NovoCure, and Autobytel (n/k/a AutoWeb). Mr. Mylod has a bachelor's degree from the University of Michigan and an MBA from the University of Chicago Booth School of Business. We believe that Mr. Mylod’s experience as a venture capital investor and a senior finance executive, including as the chief financial officer of a large publicly traded online services provider, qualifies him to serve on our board of directors.

Selina Tobaccowala, age 44, has been one of our directors since January 2014. Since August 2019, Ms. Tobaccowala has been chief digital officer at Openfit (a fitness company). Previously, Ms. Tobaccowala was chief executive officer at Gixo (a fitness company), which she also co-founded, from April 2016 to August 2019, president and chief technology officer at SurveyMonkey (an online survey development company) from October 2009 to April 2016. Before that, Ms. Tobaccowala was senior vice president of product & technology at Tickemaster Europe and vice president of engineering at Evite.com, which she also co-founded. Ms. Tobaccowala is also currently on the board of directors of Lazard Growth Acquisition Corp. I. Ms. Tobaccowala has a bachelor's degree from Stanford University. We believe that Ms. Tobaccowala’s technology background and senior leadership experience at multiple online services companies qualifies her to serve on our board of directors.

Class III Continuing Directors

Robert Bass, age 71, has been one of our directors since October 2016. Mr. Bass was a partner at Deloitte & Touche from 1982 to 2012, including serving as vice chairman from 2006 to 2012. Mr. Bass is currently on the board of directors of one other public company - Groupon - and was previously on the board of directors of another public company - Sims Metal Management. Mr. Bass is also currently on the board of trustees of the Blackstone Private Credit Fund and the Blackstone Secured Lending Fund, as well as the board of directors of Apex Tool Group. Mr. Bass has a bachelor's degree from Emory University and an MBA from the Columbia University Graduate School of Business. We believe that Mr. Bass’s knowledge of public company financial reporting and accounting and his accounting firm leadership experience qualifies him to serve on our board of directors.

Glenn Kelman, age 50, has been one of our directors since March 2006. Since September 2005, Mr. Kelman has been our chief executive officer. Previously, Mr. Kelman was vice president of marketing and product management at Plumtree Software, which he also co-founded. Mr. Kelman has a bachelor's degree from the University of California at Berkeley. We believe that Mr. Kelman’s deep understanding of our company and his real estate industry experience qualifies him to serve on our board of directors.

Kerry D. Chandler, age 57, has been one of our directors since August 2020. Since December 2018, Ms. Chandler has served as chief human resources officer of Endeavor (a global sports and entertainment company). Previously, Ms. Chandler was chief human resources officer of Under Armour (a sports apparel and footwear company) from January 2015 to November 2018. Before that, Ms. Chandler was global head of human resources at Christie's, executive vice president of human resources at the National Basketball Association, and senior vice president of human resources at ESPN (a part of The Walt Disney Company), as well as various human resources roles of increasing responsibility at IBM, Motorola, Exxon, and McDonnell Douglas. Ms. Chandler is also on the board of directors of Lyra Health. Ms. Chandler has a bachelor's degree from Lincoln University, a master's degree from Washington University in St. Louis, and a master's degree from McGill University. We believe that Ms. Chandler's human resources experience across high-growth companies qualifies her to serve on our board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH CLASS I DIRECTOR NOMINEE.

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Board Meetings and Annual Meeting Attendance

During 2020, our board of directors held eleven meetings and acted by unanimous written consent five times. Each director attended at least 75% of the meetings of our board and each committee on which the director served.

Our policy is to invite and encourage each director to be present at our annual meeting. Each person serving as a director at the time of our 2020 annual meeting attended the meeting.

Communicating with our Board of Directors

For instructions on how to communicate with our board of directors or specific individual directors, please see our Corporate Governance Guidelines available under the "Governance" section of our investor relations website located at investors.redfin.com.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Please see below for information regarding each committee.

Each committee operates under a written charter that outlines the committee’s duties and responsibilities. Each committee periodically reviews and updates, as necessary, its charter to reflect the committee's evolving role. You can obtain the charter for each committee in the “Governance” section of our investor relations website at investors.redfin.com.

Audit Committee
Members	•Robert Bass (Chair)* •Austin Ligon •Robert Mylod, Jr.

2020 activity	•Held six meetings •Acted by unanimous written consent two times

Responsibilities
•Review and discuss with management our quarterly and annual financial results and the related earnings releases and earnings guidance distributed to the public
•Discuss with management and our independent auditors the selection, application, and disclosure of critical accounting policies and practices
•Review and discuss with our independent auditors and management their periodic reviews of the adequacy and effectiveness of our accounting and financial reporting processes and systems of internal control, including any significant deficiencies and material weaknesses in their design or operation
•Direct responsibility for the appointment, compensation, retention, oversight and, if appropriate, replacement of our independent auditors

* Our board of directors has determined that Mr. Bass qualifies as an “audit committee financial expert,” as the SEC has defined that term.

Compensation Committee
Members	• James Slavet (Chair) • Kerry D. Chandler • Selina Tobaccowala

2020 activity	• Held four meetings • Acted by unanimous written consent five times

Responsibilities
•    Review our overall compensation strategy, including base salary, incentive compensation, and equity-based compensation, to assure that it promotes stockholder interests, supports our objectives, and provides for appropriate rewards and incentives for our management and employees
•    Annually review and approve all cash-based and equity-based incentive compensation plans and arrangements
•    Annually review all director compensation and benefits for service on our board and committees and recommend to our board the form and amount of director compensation

Nominating and Corporate Governance Committee
Members	•Julie Bornstein (Chair) •Robert Bass

2020 activity	• Held four meetings •Acted by unanimous written consent one time

Responsibilities
•    Develop and recommend policies regarding our director nomination process
•    Identify, evaluate, and select, or recommend that our board selects, nominees for election or appointment to our board
•    Periodically review and assess the adequacy of our Corporate Governance Guidelines, Code of Conduct and Ethics, and any other compliance policies that the committee deems appropriate

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying and evaluating director nominees. When evaluating a candidate, the committee considers his or her qualifications, expertise, diversity, and experience in totality, without targeting specific qualities or skills or requiring minimum qualifications. With respect to diversity, the committee does not maintain a formal, written policy on considering diversity in identifying nominees, but it may consider differences of viewpoint, professional experience, education, skillset, and other unique qualities and attributes that contribute to heterogeneity across our board of directors, including characteristics such as race, gender, and national origin.

Our nominating and corporate governance committee will consider director candidates recommended by our stockholders. The committee will evaluate a stockholder-recommended candidate in the same manner as other candidates, as described above. Stockholders who wish to recommend a candidate for the committee to consider should send us information regarding the candidate by email to ir@redfin.com or by hardcopy to 1099 Stewart Street, Suite 600, Seattle, WA 98101, Attention: Corporate Secretary.

Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, and each committee of our board of directors oversees and reviews risk in areas that are relevant to it. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to our board and to our personnel who are responsible for risk assessment, information about the identification, assessment, and management of critical risks.

Along with our management, our audit committee is responsible for reviewing our major financial and cybersecurity risk exposures while our compensation committee is responsible for reviewing our major compensation-related risk exposures. For each risk area, the applicable committee and our management are also responsible for reviewing the steps we have taken to monitor or mitigate any identified exposures. We believe that our current compensation practices do not create risks that are reasonably likely have a material adverse effect on us.

Audit Committee Report

Redfin’s management has primary responsibility for preparing the company’s consolidated financial statements and for its financial reporting process. The audit committee has reviewed, and discussed with management, Redfin’s audited consolidated financial statements for the year ended December 31, 2020. The audit committee provides the company’s board of directors with the information and materials the committee deems necessary to make the board aware of financial matters requiring the attention of the board. The audit committee also meets in executive sessions, without the presence of the company’s management, with Deloitte & Touche LLP, the company’s independent registered public accounting firm. The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements for the year ended December 31, 2020 be included in Redfin’s annual report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Robert Bass
Austin Ligon
Robert Mylod, Jr.

Director Compensation

Our board of directors establishes our directors' compensation based on the recommendation of our compensation committee. The committee annually reviews the amount and form of our directors' compensation, including evaluating data regarding market levels of compensation provided by Compensia, a national executive compensation consultant, and recommends any adjustments based on that review.

We compensate our non-employee directors with a combination of cash and equity, in the form of restricted stock unit, or RSU, awards. Glenn Kelman, our chief executive officer, also serves as a director. We compensate Mr. Kelman solely for serving as our chief executive officer – see “Executive Compensation” below – and do not provide additional compensation for his service as a director.

In March 2020, in response to COVID-19's impact on our business, our non-employee directors at the time agreed to forgo all of their cash compensation for 2020. Upon joining our board in August 2020, Kerry D. Chandler also agreed to forgo her cash compensation for 2020.

In July 2020, following our compensation committee's annual review of director compensation and upon the committee's recommendation, our board of directors increased certain of the cash compensation fees for our non-employee directors, with the increase to be effective when our non-employees directors resume earning their cash compensation in January 2021. The table below describes our cash compensation arrangements with our non-employee directors before and after this increase.

Fee type	2019	2020
Board chair fee(1)	$55,000	$65,000
Board member fee	35,000	35,000
Committee chair fee(1)
Audit committee	20,000	30,000
Compensation committee	7,500	10,000
Nominating and corporate governance committee	5,000	10,000
Committee member fee
Audit committee	10,000	15,000
Compensation committee	5,000	5,000
Nominating and corporate governance committee	3,000	5,000

(1) The board chair and each committee chair receives only the fee due to him or her as chair and does not receive an additional fee as a member of our board or a committee.

Immediately following our 2020 annual meeting in June, we granted each of our non-employee directors at the time a $100,000 RSU award. We computed the number of RSUs granted by dividing $100,000 by the average closing price of our common stock for the 30 trading days prior to the date of our 2020 annual meeting. These awards vest on June 13, 2021, so long as the non-employee director continues to provide services to us through such date.

In July 2020, as part of our annual review of non-employee director compensation described above, our board of directors, upon our compensation committee's recommendation, increased the annual RSU award for our non-employee directors to $115,000. When Ms. Chandler joined our board in August 2020, she received a pro-rated RSU award based on this new amount.

Our non-employee directors can defer settlement of their annual RSU award to the sixtieth day following the day that they are no longer providing services to us or, if earlier, following a change in control transaction.

The following table provides information regarding the compensation earned by our non-employee directors in 2020.

Name	Fees earned or paid in cash ($)	Stock awards(1)(2)(3) ($)	Option awards(3) ($)	Total ($)
Robert Bass	—	128,003	—	128,003
Julie Bornstein	—	128,003	—	128,003
Kerry D. Chandler	—	99,850	—	99,850
Austin Ligon	—	128,003	—	128,003
David Lissy	—	128,003	—	128,003
Robert Mylod, Jr.	—	128,003	—	128,003
James Slavet	—	128,003	—	128,003
Selina Tobaccowala	—	128,003	—	128,003

(1) As required by the SEC's rules, the amounts in this column represent the grant date fair value of the non-employee director's 2020 RSU award computed in accordance with the applicable accounting standard. These amounts do not correspond to the actual economic value that may be received by our directors from the RSU awards. Please see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020 for the assumptions we made in computing the grant date fair value.

(2) Messrs. Ligon, Mylod, and Slavet have deferred settlement of their 2020 RSU award to the sixtieth day following the day that they are no longer providing services to us or, if earlier, following a change in control transaction.

(3) The table below reports the number of RSU and stock option awards held by each non-employee director as of December 31, 2020. RSU awards that have vested, but whose settlement into shares have been deferred, are reported separately.

Name	RSU awards	Vested RSUs awards with deferred settlement	Stock option awards
Robert Bass	3,767	—	66,666
Julie Bornstein	3,767	—	20,000
Kerry D. Chandler	2,287	—	—
Austin Ligon	3,767	5,476	37,567
David Lissy	3,767	5,476	—
Robert Mylod, Jr.	3,767	5,476	133,333
James Slavet	3,767	—	—
Selina Tobaccowala	3,767	—	—

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information about the 2020 compensation of the named executive officers, or NEOs, listed below.

Name	Position
Glenn Kelman	Chief executive officer
Chris Nielsen	Chief financial officer
Bridget Frey	Chief technology officer
Scott Nagel	President of real estate operations*
Adam Wiener	Chief growth officer*

*On April 19, 2021, Mr. Nagel became our president of strategic initiatives and Mr. Wiener assumed the role of president of real estate operations.

Our Business

We help people buy and sell homes. Representing customers in over 95 markets in the United States and Canada, we are a residential real estate brokerage. We pair our own agents with our own technology to create a service that is faster, better, and costs less. We meet customers through our listings-search website and mobile application. We use the same combination of technology and local service to originate mortgage loans and offer title and settlement services; we also buy homes directly from homeowners who want an immediate sale, taking responsibility for selling the home while the original owner moves on. Our mission is to redefine real estate in the consumer’s favor.

Our Process for Setting NEO Compensation

The compensation committee of our board of directors is primarily responsible for setting the compensation of our NEOs. Its responsibilities include determining (i) the dollar amount for each element of our NEOs' direct compensation, (ii) the structure, metrics, and targets we use for our performance-based compensation elements, and (iii) the group of companies we use to evaluate market rates of compensation. When discharging its responsibilities, the committee relies on input from our management and our independent compensation consultant, whose roles are discussed below. David Lissy, our chairman, also assists the committee in determining Mr. Kelman's compensation. After its review and evaluation of input from our management and compensation consultant, the committee recommends to our board of directors the compensation to be paid to our NEOs, and our board approves the compensation following deliberation.

Our management provides our compensation committee with its perspectives on certain aspects of our NEOs' compensation, including the metrics and targets used in our performance-based compensation elements and the companies that constitute our compensation peers. Additionally, for each NEO except for himself, Mr. Kelman provides his review of the NEO's individual performance to the committee and recommends an amount of compensation for the NEO, informed by that NEO's individual performance and data regarding market levels of compensation for that NEO's role and scope of responsibility. Mr. Kelman does not participate in deliberations by our board of directors or the committee on his own compensation.

For 2020, our compensation committee engaged Compensia, a national executive compensation consultant. In connection with engaging Compensia, the committee considered the independence factors established by Nasdaq and the SEC and concluded that the engagement did not create any conflicts of interest and that Compensia was independent. Compensia supported the committee by providing input on the compensation of certain of our officers, including our NEOs, and our non-employee directors. Specifically, our compensation committee directed Compensia to:

•update the peer group used to determine the competitive market for executive and director compensation;
•assess the competitiveness of our executive compensation program;
•assess long-term incentive practices for executives; and
•assess the competitiveness of our director compensation program.

Our Compensation Philosophy

Our compensation philosophy is to provide a competitive total pay package that allows us to attract and retain the most qualified individuals to lead our business, while rewarding them largely based on our short-term and long-term financial performance, and for increasing value for our stockholders.

Based on this philosophy, our compensation committee aimed to pay our NEOs in 2020 mostly via equity rather than cash, thereby focusing our NEOs on increasing our company's value over the long-term. Additionally, the committee established at-risk, performance-based equity compensation as a significant component of our NEOs' 2020 compensation, so that they will realize meaningful portions of their compensation only if our company performs at a high level.

Our Considerations in Setting NEO Compensation

Our compensation committee relied primarily on its subjective consideration of various factors to set the amounts of our NEOs' 2020 compensation. First and foremost, the committee evaluated each NEO's performance and scope of responsibility and considered the NEO's historical compensation with us. The committee also reviewed how our compensation peers pay executives with similar responsibilities, as described in more detail below. As part of this review, the committee considered our long-term executive compensation goal of transitioning to more competitive compensation rates that are more commensurate with that of our compensation peers, in light of our NEOs' broader responsibilities following our initial public offering in July 2017. Furthermore, the committee considered COVID-19's impact on our business and the executive compensation changes we had made, as described under "COVID-19's Impact on 2020 Executive Compensation" below. Finally, the committee considered our lack of profitability and our culture of thrift, which informs our belief that our NEOs' compensation is largely based on, and should reflect, the efforts of all employees within our company.

In setting the 2020 compensation for Messrs. Kelman, Nielsen, and Wiener and Ms. Frey, our compensation committee reviewed compensation data of a group of public companies that had similar revenue and enterprise value to us and that were in the real estate services, e-commerce, or technology-enabled services industries. These companies are listed below and we refer to them as our primary peers. When setting our 2020 primary peers, we added five consumer-oriented, internet-based companies that were not our 2019 primary peers. We also removed two companies because they no longer met the revenue or enterprise value criteria.

2U	CarGurus	Grubhub	RealPage
Altisource Portfolio Solutions	Cornerstone OnDemand	Marcus & Millichap	The RealReal
AppFolio	Envestnet	NIC	Stitch Fix
Benefitfocus	Evolent Health	On Deck Capital	Yelp
Blucora	frontdoor	RE/MAX	Zillow Group

Because the compensation peers named above did not have sufficient data for a position similar to that held by Mr. Nagel, Compensia selected a group of public companies from the Radford Global

Technology Survey to provide our compensation committee with comparative market data for Mr. Nagel. These companies, which are listed below, had revenues and enterprise values that were consistent with our primary peers named above. We refer to these companies as the Radford peers.

2U	Blackbaud	Cloudera	Glu Mobile	QAD
3D Systems	Calix	Conerstone OnDemand	LendingClub	RealPage
8x8	CarGurus	Envestnet	Manhattan Associates	Stitch Fix
ACI Worldwide	Cars.com	Extreme Networks	Omnicell	Yelp
AppFolio	Chegg	frontdoor	On Deck Capital	Zillow Group
Benefitfocus

For each NEO, we refer to the applicable compensation data described above as the peer group data and the companies within the applicable peer group data as our compensation peers. In setting each NEO's compensation, our compensation committee did not determine amounts based solely on comparison against certain compensation percentiles within the peer group data. Rather, the committee used these percentiles to obtain a general understanding of our compensation peers' practices and then relied on its judgment, including consideration of the factors described above in totality, to set an NEO's compensation.

COVID-19's Impact on 2020 Executive Compensation

In response to COVID-19's impact on our business, we made the following changes to our executive compensation during 2020. Please also see "Director Compensation" for changes that we made to our 2020 non-employee director compensation in response to COVID-19.

•Mr. Kelman did not draw a salary, starting March 17. Mr Kelman resumed earning a salary on January 1, 2021.

•We reduced our executive officers' salaries by 10% from April 12 through June 7, as part of a reduction of salaries of most headquarters employees.

•Our 2020 executive bonus plan was suspended and our executive officers were not eligible to earn a payout pursuant to the plan. We have re-implemented the executive bonus plan for 2021.

Elements of Our NEOs' Direct Compensation

The table below describes the principal elements of our executive compensation program in 2020.

Element	Description	Objective	Recipient
Base salary	Bi-weekly cash payment	•Provide a guaranteed level of income	Each NEO
Restricted stock unit, or RSU, awards	Grant of RSUs that vest into shares of our common stock over four years	•Align officer's and stockholders' interests by rewarding creation of long-term stockholder value •Retention through use of a multi-year vesting schedule	Each NEO, other than CEO
Performance stock unit, or PSU, awards	Grant of PSUs that are earned and settle in shares of our common stock at the end of a three-year period based on our achievement of objectives during that period	•Incentivize long-term company achievements •Align officer's and stockholders' interests by rewarding creation of long-term stockholder value	Each NEO, other than CEO

We use the following terms when describing our NEOs' compensation.

•Target total direct compensation. This amount is the sum of an NEO's target cash compensation and target equity compensation.
•Target cash compensation. This amount is the sum of an NEO's base salary and his or her target payment under our executive bonus plan.
•Target equity compensation. This amount is the sum of the dollar value of an NEO's RSU award and the target dollar value of his or her PSU award.

Target Cash Compensation

Prior to 2020, the cash component of an NEO's target total direct compensation consisted of base salary and a potential payment under our executive bonus plan, where each NEO has an opportunity to earn threshold, target, and maximum amounts based on our actual performance as measured against one or more financial or operating goals. For each year's executive bonus plan, our compensation committee can establish any financial or operating goal that applies to our company as a whole or any of our departments, and goals may vary from year to year at the committee's discretion.

Because we suspended our 2020 executive bonus plan, there was not a potential payment under the plan last year. Nonetheless, to ensure comparability with each NEO's target cash compensation against prior and future years, each NEO's target cash compensation for 2020 continued to consist of base salary and a target payment under the plan. However, each NEO could have earned only the base salary portion of his or her target cash compensation.

The table below sets forth our NEOs' target cash compensation for 2020, compared to 2019.

NEO	2019 target cash compensation	2020 target cash compensation(1)
Glenn Kelman	$300,000	$300,000
Chris Nielsen	$600,000	$700,000
Bridget Frey	$500,000	$550,000
Scott Nagel	$600,000	$700,000
Adam Wiener	$550,000	$600,000

(1) Includes both a base salary and a target payment under our 2020 executive bonus plan. However, each NEO could have earned only the base salary portion because we suspended our executive bonus plan last year.

In setting our NEOs' target cash compensation, our compensation committee considered the factors described under "Our Considerations in Setting NEO Compensation" above, including looking at the 50th percentile of the peer group data to gain an understanding of target cash compensation for our compensation peers' executives. The committee evaluated the 50th percentile instead of the 35th percentile, which was the level it had evaluated in 2019, because of our growth, desire to maintain competitiveness for executive talent, and intent to transition to around the 50th percentile over time following our IPO. With respect to Mr. Kelman's target cash compensation, the committee also considered his request for no or a minimal increase to his base salary and to be paid a bonus only when we achieve profitability.

After determining the target cash compensation for each NEO, our compensation committee first set the 2020 base salary for the NEO and then established a target payout for the NEO under our 2020 executive bonus plan (assuming that the plan was not suspended). This payout represented the difference between an NEO's target cash compensation and his or her base salary. These amounts are reflected in the tables below.

NEO	2019 base salary	2020 base salary(1)
Glenn Kelman(2)	$300,000	$300,000
Chris Nielsen	$450,000	$500,000
Bridget Frey	$350,000	$350,000
Scott Nagel	$350,000	$400,000
Adam Wiener	$400,000	$400,000

(1) The base salary increases for our NEOs were effective in July 2020. Accordingly, our NEOs received their 2019 base salary (including a 10% reduction from April 12 through June 7) for the 2020 pay periods before the effective date of the increase.

(2) As discussed in "COVID-19's Impact on 2020 Executive Compensation" above, Mr. Kelman did not draw a salary from March 17 to December 31, 2020.

NEO	Target payment under 2019 executive bonus plan	Target payment under 2020 executive bonus plan(1)
Glenn Kelman(2)	$—	$—
Chris Nielsen	$150,000	$200,000
Bridget Frey	$150,000	$200,000
Scott Nagel	$250,000	$300,000
Adam Wiener	$150,000	$200,000

(1) Our 2020 executive bonus plan was suspended and our NEOs could not have received a payment under the plan. Our compensation committee established these target payments to ensure comparability with each NEO's target cash compensation against prior and future years.

(2) At Mr. Kelman's request, he will participate in the annual executive bonus plan only if we budget for positive net income for the year. Additionally, if Mr. Kelman participates in the plan for a given year, then he will receive a payout only if we achieve positive net income for that year. We did not budget for positive net income in either 2019 nor 2020. Accordingly, Mr. Kelman did not participate in the executive bonus plan for those years.

Target Equity Compensation

Other than for Mr. Kelman, the equity component of an NEO's target total direct compensation consisted of (i) time-based RSU awards that vest into shares of our common stock dependent on the NEO's continued service with us and (ii) PSU awards that are earned and settle into shares of our common stock dependent on (A) our achievement of three pre-established performance objectives, each of which can be achieved independently of the other two, and (B) the NEO's continued service with us.

For Mr. Kelman, our compensation committee did not grant him any equity compensation in light of Mr. Kelman's request to not receive any equity in 2020. The committee also considered (i) the performance-based stock options granted to Mr. Kelman in 2019 that have a performance condition spanning from 2019 through 2021 and (ii) Mr. Kelman's existing equity ownership in our company. The committee believed that these two factors appropriately incentivized Mr. Kelman in 2020 without further equity compensation.

The table below sets forth our NEOs' target equity compensation for 2020, compared to 2019.

	2019 equity compensation			2020 equity compensation
NEO	RSU award(1)	PSU award(1)	Target equity compensation	RSU award(1)	PSU award(1)	Target equity compensation
Chris Nielsen	$500,000	$500,000	$1,000,000	$625,000	$625,000	$1,250,000
Bridget Frey	$600,000	$600,000	$1,200,000	$700,000	$700,000	$1,400,000
Scott Nagel	$500,000	$500,000	$1,000,000	$550,000	$550,000	$1,100,000
Adam Wiener	$600,000	$600,000	$1,200,000	$725,000	$725,000	$1,450,000

(1) Our compensation committee granted RSUs and PSUs based on the dollar values in the table. To determine the number of shares underlying these awards, we converted the dollar value of the award into a number based on the average closing price of our common stock for the 30 trading days prior to the date of our compensation committee's approval of the grant.

In setting our NEOs' target equity compensation, our compensation committee considered the factors described under "Our Considerations in Setting NEO Compensation" above, including looking at the 50th percentile of the peer group data to gain an understanding of target equity compensation for our compensation peers' executives. With respect to market data for our primary peers, the committee noticed that the five new companies added to our primary peers had significantly higher equity compensation than the rest of our primary peers. This caused the 50th percentile of equity compensation for our primary peers to be significantly greater than our NEOs' 2019 target equity compensation. In response, the committee reviewed the 50th percentile of our primary peers with the five new companies and without the five new companies. The committee then evaluated target equity compensation based on the range created by these two amounts.

The committee also sought to grant RSUs and PSUs in equal proportions to balance the three considerations of driving specific company performance goals, alignment with our stockholders' interests, and retention.

In 2020, our compensation committee granted RSU and PSU awards to our NEOs on December 1, in contrast to late May or early June in prior years. The committee delayed the grant so that we could establish more accurate threshold, target, and maximum levels for each of our PSU awards' performance objectives, which are based on our financial and operating results through 2023. Due to this long-term performance period, the committee determined that delaying the grants by approximately six months in 2020 did not impact the challenging nature of the objectives or their certainty of achievement. Furthermore, we needed the additional time to evaluate market conditions and our financial projections in light of the uncertainties created by COVID-19. Because we grant RSUs and PSUs in equal proportions, we also delayed the grant of RSU awards until December 1 so that the dollar value of both awards would convert into an amount or RSUs and PSUs pursuant to the same conversion price.

RSU award. One quarter of each NEO's 2020 RSU award will vest on May 20, 2021 and one sixteenth of the award will vest quarterly thereafter, such that the entire award will be vested by May 20, 2024, subject to the NEO's continued service on each applicable vesting date.

PSU award. Each PSU award has three performance objectives, and each objective can be achieved independently of the other two. The dollar value of each NEO's PSU award described in the table above, and the corresponding number of PSUs, reflect the target number of PSUs granted. This target number is equally allocated among the three performance objectives. For each objective, the actual number of PSUs that may be earned and settle into shares of our common stock will depend on our achievement of that objective.

Each performance objective has threshold, target, and maximum levels, with achievement resulting in 25%, 100%, and 200%, respectively, of the target number of PSUs for that objective being earned. If we achieve below the threshold level for an objective, then no PSUs allocated to that objective will be earned. Achievement between each of the levels will be measured on a straight-line interpolation basis, and the corresponding number of PSUs will likewise be determined on a corresponding straight-line interpolation basis. Any PSUs that are earned at the end of the three-year performance period will vest and settle into shares of our common stock upon the committee's certification of the achievement level.

Our 2019 PSU awards had one performance objective - aggregate gross profit. In 2020, we changed our PSU awards to have three performance objectives - aggregate gross profit, market share, and relative total shareholder return (TSR). Our compensation committee believed that the two additional objectives create a better long-term compensation instrument for three reasons. First, they add non-financial goals, including one directly tied to increasing shareholder value, which further aligns our NEOs' incentives with that of our stockholders. Additionally, they decrease the volatility associated with earning the PSUs, especially through an objective (market share) that should not be materially impacted by the real estate industry's cyclical nature. Finally, by not tying the PSU award's payout solely to our gross profit, we incentivize our NEOs and give them greater flexibility to make strategic decisions during the performance period in response to market changes and business opportunities that could enhance long-term shareholder value, even if such decisions may adversely affect our gross profit during the performance period.

The table below describes the three performance objectives for our 2020 PSU awards.

Performance objective	Performance period	What it measures
Aggregate gross profit	January 1, 2020 - December 31, 2022	Our progress on our drive towards profitability
Market share	January 1, 2022 - December 31, 2022	Our ability to grow our real estate services business
Relative total shareholder return (TSR)	December 1, 2020 - December 31, 2022	Our achievement of long-term investment returns for our shareholders

Aggregate gross profit. Our aggregate gross profit for the three-year performance period is the sum of the gross profit reported in our annual report for each of the three years and as calculated in accordance with U.S. Generally Accepted Accounting Principles.

Market share. Market share is our U.S. market share by value for 2022, as reported in our 2022 annual report. We calculate our market share by aggregating the home value of brokerage transactions and our partner transactions, which we collectively refer to as real estate services transactions. Then, in order to account for both the sell- and buy-side components of each transaction, we divide that value by two-times the estimated aggregate value of U.S. home sales. We calculate the aggregate value of U.S. home sales by multiplying the total number of U.S. existing home sales by the mean sale price of these homes, each as reported by the National Association of REALTORS®.

Relative total shareholder return (TSR). Relative TSR measures the change in our stock price relative to the change in stock prices for companies in the S&P 400 MidCap Index, or S&P 400 (in each case, adjusted to reflect any reinvested dividends). We will determine the change in stock price based on the average closing price for the 30 trading days at the end of the performance period relative to the same period immediately preceding the commencement of the performance period. Only companies that were part of the S&P 400 at the beginning of the performance period and that remain publicly traded at the end of the performance period will be considered. The beginning of the performance period - December 1, 2020 - represents the grant date for our 2020 PSU awards.

Results of PSUs Granted in 2018

In 2018, we granted PSUs that would be earned if we met two conditions: (i) our aggregate income (loss) from operations from 2018 through 2020 was better than a $60,000,000 loss and (ii) our aggregate gross profit from 2018 through 2020 exceeded $525,000,000. If we satisfied both of those conditions, then each executive who received a grant would earn a percentage of his or her target PSUs based on our aggregate gross profit from 2018 through 2020, as set forth in the table below. We did not satisfy either performance condition. Accordingly, no executive officer earned any of the PSUs granted in 2018.

Aggregate gross profit achievement level	PSUs earned as a percentage of target number
>$525,000,000	25%
>$600,000,000	100%
>$640,000,000	200%

Other Benefits Available to Our NEOs

In addition to the elements of direct compensation described above, our NEOs are also eligible to receive other standard employee benefits. Consistent with our culture of thrift, we do not offer our NEOs any benefit that is unavailable on the same basis to our other full-time employees. The most significant of these benefits include (i) health and life insurance coverage, (ii) paid-time off, (iii) the opportunity to purchase shares of our common stock at a discount pursuant to our 2017 Employee Stock Purchase Plan, (iv) the ability to contribute to a 401(k) retirement plan (we do not match contributions by any of our employees), and (v) the opportunity to purchase transit and parking using pre-tax dollars.

Agreements with Our NEOs

We do not have an employment agreement with any of our NEOs, but we have entered into employment offer letters with each NEO. Pursuant to these offer letters, each NEO is an "at-will" employee, receives a base salary, has the opportunity to earn an incentive bonus under our executive bonus plan, and is eligible to receive our standard employee benefits.

We have entered into a change in control and severance agreement with each of our NEOs that provides for payments and benefits to the NEO upon a qualifying termination of employment in connection with a change in control. Please see "Potential Payments upon Termination or Change in Control—Change in Control Severance Agreement" below for more information.

Share Ownership and Anti-Hedging Policies

We have adopted a share ownership policy that requires each NEO to beneficially own a minimum dollar value of our common stock, after being an executive officer for four years. We also prohibit each NEO from purchasing any financial instrument, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the value of our common stock owned by the NEO. For more information about these policies, please see "Our Corporate Governance" below.

Certain Tax and Accounting Impacts of Our NEO Compensation

The Tax Cuts and Jobs Acts of 2017 amended a tax law that governed whether we can deduct certain types of compensation paid to an NEO that exceeds $1,000,000 for any year. For this purpose, compensation is based on tax laws and is not necessarily the same as the amount reported for an NEO in the Summary Compensation Table below. Because of uncertainties in the interpretation and implementation of the amendment, there is no guaranty on whether we will be able to fully deduct our NEOs' compensation.

We record compensation expense for the equity awards granted to our NEOs based on the grant date fair value of the awards, and we recognize the expense over the service period for the award. We determine both the grant date fair value and the service period based on accounting standards. To the extent an NEO forfeits his or her award or we determine that the probable outcome of the PSU award's performance condition is no longer the same as it was on the grant date, then we will adjust, in the period of the forfeiture or determination, the previously recognized expense.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the section entitled "Compensation Discussion and Analysis" above. Based on this review and discussion, the compensation committee recommended to Redfin's board of directors that the "Compensation Discussion and Analysis" section be included in this proxy statement.

James Slavet
Kerry D. Chandler
Selina Tobaccowala
Summary Compensation Table

The following table provides information regarding our NEOs' compensation for 2020, 2019, and 2018.

Name and principal position	Year	Salary ($)	Bonus(1) ($)	Stock awards(2)(3) ($)	Option awards(3)(4) ($)	Non-equity incentive plan compensation(5) ($)	Total ($)
Glenn Kelman	2020	63,132	477	—	—	—	63,609
(chief executive officer)	2019	284,368	—	—	797,915	—	1,082,283
	2018	250,000	—	—	—	—	250,000
Chris Nielsen	2020	470,275	477	1,486,497	—	—	1,957,249
(chief financial officer)	2019	418,324	—	1,107,790	—	109,904	1,636,018
	2018	329,808	—	1,264,554	—	—	1,594,362
Bridget Frey	2020	346,539	477	1,664,888	—	—	2,011,904
(chief technology officer)	2019	334,506	—	1,329,348	—	109,904	1,773,758
	2018	279,808	—	1,070,018	—	—	1,349,826
Scott Nagel	2020	371,264	477	1,308,106	—	—	1,679,847
(president of real estate operations)	2019	334,506	—	1,107,790	—	183,173	1,625,469
	2018	279,808	—	1,070,018	—	—	1,349,826
Adam Wiener	2020	396,044	477	1,724,318	—	—	2,120,839
(chief growth officer)	2019	368,187	—	1,329,348	—	109,904	1,807,439
	2018	279,808	—	1,070,018	—	—	1,349,826

(1) In December 2020, our board of directors approved a $2,002,428 bonus pool to be allocated equally to every Redfin employee as of December 28, 2020. Each employee, including each NEO, received a $477 bonus. This bonus was a one-time payment for 2020 hardships.

(2) The amounts in this column represent the aggregate grant date fair value of RSU awards and PSU awards. We computed the grant date fair value of the 2020 PSU awards as follows: (i) based on our achievement at 100% of target for the 1/3 of shares subject to the award that are subject to the aggregate gross profit performance metric, which was the probable outcome of such performance condition on the grant date, (ii) based on our achievement at 100% of target for the 1/3 of shares subject to the award that are subject to the market share performance metric, which was the probable outcome of such performance condition on the grant date, and (iii) based on a Monte Carlo simulation for the 1/3 of shares subject to the award that are subject to the relative total shareholder return performance metric. Assuming maximum achievement of the 2020 PSU awards' performance conditions, the grant date fair value of (i) the 2020 PSU awards would have been $1,576,249 for Mr. Nielsen, $1,765,405 for Ms. Frey, $1,387,092 for Mr. Nagel, and $1,828,424 for Mr. Wiener and (ii) all 2020 RSU awards and PSU awards would have been $2,274,621 for Mr. Nielsen, $2,547,590 for Ms. Frey, $2,001,652 for Mr. Nagel, and $2,638,530 for Mr. Wiener.

(3) As required by the SEC's rules, the amounts in this column represent the aggregate grant date fair value of equity awards computed in accordance with the applicable accounting standard. These amounts do not correspond to the actual economic value that may be received by our NEOs from the equity awards. Please see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for the assumptions we made in computing the grant date fair value.

(4) The amounts in this column represent the aggregate grant date fair value of stock option awards.

(5) The amounts in this column represent the amounts earned under our executive bonus plan for the respective year.

Grants of Plan-Based Awards Table

The following table provides information regarding grants of awards to our NEOs during 2020 pursuant to our 2017 Equity Incentive Plan.

Name	Grant date	Estimated future payouts under equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units(2) (#)	Grant date fair value of stock awards(3) ($)
		Threshold (#)	Target (#)	Maximum (#)
Glenn Kelman	N/A	—	—	—	—	—
Chris Nielsen	12/1/2020				14,032	698,373
	12/1/2020	3,508	14,032	28,064		788,124
Bridget Frey	12/1/2020				15,716	782,185
	12/1/2020	3,929	15,716	31,432		882,703
Scott Nagel	12/1/2020				12,348	614,560
	12/1/2020	3,087	12,348	24,696		693,546
Adam Wiener	12/1/2020				16,277	810,106
	12/1/2020	4,069	16,277	32,554		914,212

(1) The amounts in this column represent the potential shares that could be earned pursuant to PSU awards.

(2) The amounts in this column represent RSU awards.

(3) As required by the SEC's rules, the amounts in this column represent the aggregate grant date fair value of equity awards computed in accordance with the applicable accounting standard. We computed the grant date fair value of PSU awards as follows: (i) based on our achievement at 100% of target for the 1/3 of shares subject to the award that are subject to the aggregate gross profit performance metric, which was the probable outcome of such performance condition on the grant date, (ii) based on our achievement at 100% of target for the 1/3 of shares subject to the award that are subject to the market share performance metric, which was the probable outcome of such performance condition on the grant date, and (iii) based on a Monte Carlo simulation, for the 1/3 of shares subject to the award that are subject to the relative total shareholder return performance metric. These amounts do not correspond to the actual economic value that may be received by our NEOs from the equity awards.

Outstanding Equity Awards at Year-End Table

The following table provides information regarding our NEOs' outstanding option, RSU, and PSU awards as of December 31, 2020.

		Option Awards					Stock Awards
Name	Vesting commencement date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable(1) (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options(2) (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units of stock that have not vested(4) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(2) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(4) ($)
Glenn Kelman	8/16/2011	180,313	—		0.36	8/16/2021
	7/26/2013	211,111	—		3.75	11/26/2023
	11/23/2015	483,333	—		8.61	11/24/2025
	2/03/2016	10,047	—		8.97	2/03/2026
	9/27/2016	8,148	—		8.10	9/29/2026
	6/14/2017	1,296	—		10.80	6/14/2027
	N/A			300,000(5)	27.50	6/1/2029
Chris Nielsen	6/17/2013	563,599	—		2.25	8/2/2023
	5/2/2016	83,333	—		9.15	5/11/2026
	5/1/2017	149,301	17,365		10.80	6/14/2027
	5/20/2018						10,967	752,665
	5/20/2019						16,579	1,137,817
	5/20/2020						14,032	963,016
	N/A								7,311(6)	501,754
	N/A								53,050(5)	3,640,822
	N/A								14,032(7)	963,016
Bridget Frey	3/1/2012	81,666	—		1.41	04/12/2022
	4/1/2013	103,203	—		1.77	06/18/2023
	11/25/2013	37,081	—		3.75	11/26/2023
	5/4/2014	6,509	—		6.42	07/10/2024
	8/24/2014	21,842	—		6.39	10/14/2024
	1/1/2015	233,333	—		7.38	04/13/2025
	5/1/2015	51,116	—		8.61	10/28/2025
	5/2/2016	99,999	—		9.15	05/11/2026
	5/1/2017	14,927	1,739		10.80	06/14/2027
	5/20/2018						9,280	636,886
	5/20/2019						19,895	1,365,394
	5/20/2020						15,716	1,078,589

		Option Awards					Stock Awards
Name	Vesting commencement date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable(1) (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options(2) (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units of stock that have not vested(4) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(2) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(4) ($)
	N/A								6,186(6)	424,545
	N/A								63,660(5)	4,368,986
									15,716(7)	1,078,589
Scott Nagel	4/1/2012	151,666	—		1.41	4/12/2022
	5/1/2013	216,666	—		1.77	6/18/2023
	5/4/2014	69,432	—		6.42	7/10/2024
	5/1/2015	125,883	—		8.61	10/28/2025
	5/2/2016	99,999	—		9.15	5/11/2026
	5/1/2017	59,721	6,945		10.80	6/14/2027
	5/20/2018						9,280	636,886
	5/20/2019						16,579	1,137,817
	5/20/2020						12,348	847,443
	N/A								6,186(6)	424,545
	N/A								53,050(5)	3,640,822
	N/A								12,348(7)	847,443
Adam Wiener	5/1/2015	226,807	—		8.61	10/28/2025
	5/2/2016	66,666	—		9.15	5/11/2026
	5/2/2016	33,333	—		8.10	9/28/2026
	5/1/2017	74,649	8,684		10.80	6/14/2027
	5/20/2018						9,280	636,886
	5/20/2019						19,895	1,365,394
	5/20/2020						16,277	1,117,091
	N/A								6,186(6)	424,545
	N/A								63,660(5)	4,368,986
	N/A								16,277(7)	1,117,091

(1) Subject to the NEO's continuing service, one quarter of each option award becomes exercisable on the one year anniversary of the vesting commencement date and the remaining amounts become exercisable equally each month thereafter, such that the entire option will be exercisable on the four year anniversary of the vesting commencement date.

(2) Subject to the NEO's continuing service and our achievement of the award's performance condition(s) at at least the threshold level, the award is earned and vests or becomes exercisable upon our compensation committee's certification of our achievement of the performance condition(s) following the end of the award's three-year performance period.

(3) Subject to the NEO's continuing service, one quarter of the RSU award vests on the one year anniversary of the vesting commencement date and the remaining amounts vest equally each quarter thereafter, such that the entire award will be vested on the four year anniversary of the vesting commencement date.

(4) The market value is based on the closing price of our common stock on December 31, 2020.

(5) Represents the maximum number of shares that may be earned under the award.

(6) Represents the threshold number of shares that may be earned under the award.

(7) Represents the target number of shares that may be earned under the award.

Option Exercises and Stock Vested Table

The following table provides information regarding exercises of stock options and vesting of RSU awards during 2020.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)
Glenn Kelman	—	—	—	—
Chris Nielsen	94,000	3,754,540	17,258	608,178
Bridget Frey	90,897	2,362,542	18,122	632,418
Scott Nagel	66,666	1,048,656	16,133	565,838
Adam Wiener	263,228	5,630,130	18,122	632,418

(1) As required by the SEC's rules, the value realized (i) with respect to exercise of stock options, is based on the difference between the closing price of our common stock on the day of exercise and the exercise price of the option award and (ii) with respect to vesting of RSU awards, is based on the closing price of our common stock on the vesting date. These amounts do not correspond to the actual economic value that was received by our NEOs from such exercise or vesting

Potential Payments upon Termination or Change in Control

Change in Control Severance Agreement

Each NEO has a change in control severance agreement, or change in control agreement, with us. The change in control agreement provides that the NEO will receive the payments and benefits described below upon either (i) a termination by us of the NEO’s employment without “cause” or (ii) a voluntary resignation by the NEO from his or her employment with “good reason,” in each case during the period three months before a “change in control” and ending 12 months after a “change in control” of our company. The change in control agreement defines the terms “cause,” “good reason,” and “change in control.” We refer to either of these terminations of employment as a “qualifying termination.” The payments and benefits provided by the change in control agreement are contingent upon the consummation of the change in control of our company and the NEO executing a release of claims in favor of our company. The change in control agreement for each NEO expires in July 2023.

In the event of qualifying termination, the NEO will be entitled to: (i) a lump sum payment equal to six months of base salary, (ii) a lump sum payment equal to six months of costs to continue health insurance coverage under COBRA, and (iii) have then-outstanding and unvested non-performance-based stock option and RSU awards accelerate and become vested as if the NEO had continued in service for an additional 24 months. Mr. Kelman's performance stock option award and each other NEO's PSU awards that are deemed earned upon a change in control, as described below, are eligible for acceleration and vesting to the same extent as non-performance-based stock option and RSU awards.

If a change in control occurs and our successor or acquirer refuses to assume, convert, or substitute the then-outstanding and unvested non-performance-based stock option and RSU awards held by the NEO, then those awards will accelerate in full.

PSU Award Agreements and Mr. Kelman's Performance Stock Option Agreement

Under the award agreement for our PSU awards and Mr. Kelman's performance stock option award, if a change in control (as defined in the applicable award agreement) occurs and the NEO is providing service to us through the change in control, then the award's performance metrics will be deemed achieved at 100% of target (other than the relative TSR metric for our 2020 PSU awards, whose achievement will be based on the closing price of our common stock on the day prior to the change in control).

The resulting number of earned awards will then become subject to time-based vesting, and the NEO will vest 100% of these earned awards as of the end of the performance period originally applicable to the award. To the extent earned but unvested at the time of a change in control, these earned awards are eligible for acceleration and vesting pursuant to the NEO's change in control agreement, as described above.

If, however, a successor entity does not assume, convert, replace, or substitute the resulting number of earned awards, then these earned awards will accelerate and become vested immediately prior to the consummation of the change in control.

Amended and Restated 2004 Equity Incentive Plan

Our Amended and Restated 2004 Equity Incentive Plan, or 2004 plan, governs our NEOs' stock option awards. Pursuant to our 2004 plan, the option awards' vesting schedule will accelerate by twelve months upon a change in control (as defined in our 2004 plan). This accelerated vesting provision is in addition to the benefits provided under our NEOs' change in control agreement, as described above. Our 2004 plan also provides that if, upon a change in control, a successor entity does not assume, convert, or replace outstanding option awards held by an individual whose service with us has not terminated, then those option awards will, unless otherwise provided by our board of directors, accelerate and become exercisable immediately prior to the consummation of the change in control.

2017 Equity Incentive Plan

Our 2017 Equity Incentive Plan, or 2017 plan, governs our NEOs' RSU awards. Pursuant to our 2017 plan, if, upon a change in control (defined as a "corporate transaction" in our 2017 plan), a successor entity does not assume, convert, replace, or substitute outstanding RSU awards, then those awards will accelerate and become vested immediately prior to the consummation of the change in control.

Estimated Value of Payments and Benefits

The table below provides the estimated value of the payments and benefits that would have been received by our NEOs in the following scenarios:

•a change in control of our company occurred on December 31, 2020 and the successor entity assumed, converted, or substituted the NEO's equity awards;
•a change in control of our company occurred on December 31, 2020 and the successor entity did not assume, convert, or substitute the NEO's equity awards;
•a change in control of our company occurred on December 31, 2020, the successor entity assumed, converted, or substituted the NEO's equity awards, and each NEO had a qualifying termination on December 31, 2020 immediately following the change in control; and

•a change in control of our company occurred on December 31, 2020, the successor entity did not assume, convert, or substitute the NEO's equity awards, and each NEO had a qualifying termination on December 31, 2020 immediately following the change in control.

Name	Cash severance ($)	Payment for continued health insurance coverage ($)	Value from acceleration of unvested stock option awards(1) ($)	Value from acceleration of unvested RSU awards(2) ($)	Value from acceleration of unearned PSU awards(2) ($)	Total ($)
Glenn Kelman
Change in control and successor assumed equity awards(3)	—	—	—	—	—	—
Change in control and successor did not assume equity awards(4)	—	—	6,169,500	—	—	6,169,500
Change in control, successor assumed equity awards, and qualifying termination(5)	150,000	3,966	6,169,500	—	—	6,323,466
Change in control, successor did not assume equity awards, and qualifying termination(6)	150,000	3,966	6,169,500	—	—	6,323,466
Chris Nielsen
Change in control and successor assumed equity awards(3)	—	—	1,004,218	—	—	1,004,218
Change in control and successor did not assume equity awards(4)	—	—	1,004,218	2,853,498	4,790,511	8,648,227
Change in control, successor assumed equity awards, and qualifying termination(5)	250,000	12,306	1,004,218	2,264,790	4,790,511	8,321,825
Change in control, successor did not assume equity awards, and qualifying termination(6)	250,000	12,306	1,004,218	2,853,498	4,790,511	8,910,533
Bridget Frey
Change in control and successor assumed equity awards(3)	—	—	100,566	—	—	100,566
Change in control and successor did not assume equity awards(4)	—	—	100,566	3,080,869	4,961,400	8,142,835
Change in control, successor assumed equity awards, and qualifying termination(5)	175,000	7,662	100,566	2,403,285	4,961,400	7,647,913
Change in control, successor did not assume equity awards, and qualifying termination(6)	175,000	7,662	100,566	3,080,869	4,961,400	8,325,497
Scott Nagel
Change in control and successor assumed equity awards(3)	—	—	401,629	—	—	401,629
Change in control and successor did not assume equity awards(4)	—	—	401,629	2,622,146	4,366,172	7,389,947
Change in control, successor assumed equity awards, and qualifying termination(5)	200,000	12,306	401,629	2,076,744	4,366,172	7,056,851
Change in control, successor did not assume equity awards, and qualifying termination(6)	200,000	12,306	401,629	2,622,146	4,366,172	7,602,253
Adam Wiener
Change in control and successor assumed equity awards(3)	—	—	502,196	—	—	502,196

Name	Cash severance ($)	Payment for continued health insurance coverage ($)	Value from acceleration of unvested stock option awards(1) ($)	Value from acceleration of unvested RSU awards(2) ($)	Value from acceleration of unearned PSU awards(2) ($)	Total ($)
Change in control and successor did not assume equity awards(4)	—	—	502,196	3,119,371	4,999,901	8,621,468
Change in control, successor assumed equity awards, and qualifying termination(5)	200,000	8,568	502,196	2,427,374	4,999,901	8,138,039
Change in control, successor did not assume equity awards, and qualifying termination(6)	200,000	8,568	502,196	3,119,371	4,999,901	8,830,036

(1) This value is based on the difference between the closing price for our common stock on December 31, 2020 and the exercise price of the accelerated stock option awards.

(2) This value is based on the closing price of our common stock on December 31, 2020.

(3) This scenario assumes acceleration of unvested stock option awards scheduled to vest by December 31, 2021, pursuant to our 2004 plan.

(4) This scenario assumes (i) acceleration of all unvested stock option awards and RSU awards, pursuant to our 2004 plan and 2017 plan, respectively, as well as the NEO's change in control agreement, and (ii) the performance condition(s) of Mr. Kelman's performance stock options and each other NEO's PSU award were deemed achieved at 100% of target and accelerated vesting of the resulting number of earned options and PSUs, pursuant to the applicable stock option and PSU award agreement, respectively, and the NEO's change in control agreement.

(5) This scenario assumes (i) acceleration of unvested stock option awards scheduled to vest by December 31, 2023, pursuant to our 2004 plan and the NEO's change in control agreement, (ii) acceleration of RSU awards scheduled to vest by December 31, 2022, pursuant to the NEO's change in control agreement, and (iii) the performance condition(s) of Mr. Kelman's performance stock options and each other NEO's PSU award were deemed achieved at 100% of target and accelerated vesting of the resulting number of earned options and PSUs, pursuant to the applicable stock option and PSU award agreement, respectively, and the NEO's change in control agreement.

(6) This scenario assumes (i) acceleration of all unvested stock option awards and RSU awards, pursuant to our 2004 plan and 2017 plan, respectively, as well as the NEO's change in control agreement, and (ii) the performance condition(s) of Mr. Kelman's performance stock options and each other NEO's PSU award were deemed achieved at 100% of target and accelerated vesting of the resulting number of earned options and PSUs, pursuant to the applicable stock option and PSU award agreement, respectively, and the NEO's change in control agreement.

PROPOSAL 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to approve, on an advisory basis, our named executive officers' compensation, as disclosed in "Executive Compensation," including "Compensation Discussion and Analysis," the compensation tables, and the related narrative discussion. We refer to this vote as the say-on-pay vote.

Our board of directors recommends that our stockholders vote to approve our named executive officers' compensation for the following reasons:

•We took immediate steps to adjust our named executive officers' compensation in response to the potential impact of COVID-19 on our business, including (i) our chief executive officer foregoing the remainder of his 2020 salary, starting March 17, and (ii) suspension of our executive bonus plan.

•We compensated our named executive officers mostly via equity that either had a four-year, time-based vesting schedule or was performance-based with a three-year performance period. This emphasis on equity, rather than cash, compensation focuses them on increasing our company's value over the long term.

•We establish long-term, performance-based equity that incentivizes our named executive officers to achieve both financial and non-financial goals that include increasing our gross profit, increasing our market share, and improving our stock price.

As an advisory vote, the vote outcome of this proposal is not binding. However, we value our stockholders' opinions and our compensation committee will consider the outcome of the vote when deciding our named executive officers' compensation in the future.

Our stockholders currently have the ability to cast a say-on-pay vote annually, so our next say-on-pay vote will occur at our 2022 annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF OUR NAMED EXECUTIVE OFFICERS' COMPENSATION.

CEO PAY RATIO

We are presenting the ratio of the 2020 total compensation of (i) our chief executive officer, as reported in the Summary Compensation Table, to (ii) our median employee, as computed in the same manner. This ratio is 1:1 based on the amounts of $63,609 to $63,375, respectively.

We selected our median employee from our employee population on our last payroll date for 2020, which was December 24. We refer to this as the determination date. On the determination date, we had 4,175 employees, which exclude (i) our chief executive officer and (ii) 14 employees who we employed in Canada. Canada was the only country outside of the United States where we employed people on the determination date, and our Canadian employees accounted for less than five percent of our total employees on such date.

We identified our median employee by aggregating the dollar amounts of the following compensation types for each employee on the determination date. We aggregated the amounts included in our employees' first paycheck of 2020 on January 10 through their last paycheck of 2020 on December 24.

•Base salary.

•Overtime pay.

•Cash bonuses and payments based on events or transactions. These include payments for taking customers on tours and representing a homebuyer or home seller in closing a home purchase or sale, respectively. These exclude any bonuses that generally cannot be earned more than once by the same employee, such as a starting or relocation bonus.

•Value of vested restricted stock units, as calculated by the number of vested restricted stock units multiplied by our closing stock price on the vesting date.

OUR CORPORATE GOVERNANCE

Separation of Chairman and Chief Executive Officer

Our board of directors is free to choose its chairman in any way that it deems best for us. Our board, in consultation with our nominating and corporate governance committee, will periodically consider its leadership structure and may change the structure as it deems appropriate.

Our board of directors believes that we and our stockholders are currently best served by having two different people serve as our chairman and as our chief executive officer. Our board of directors believes that the separation of the roles of chairman and chief executive officer provides effective independent oversight of management while allowing our board and management to benefit from our directors’ extensive financial and business expertise.

Other Public Company Directorships

We recommend the following limits with respect to our directors' roles on other public company boards (or comparable governing bodies): (i) if our chief executive officer is also one of our directors, then he or she should not sit on the board of more than one other public company; (ii) no director should sit on the board of more than three other public companies; and (iii) a member of our audit committee should not sit on the audit committee of more than two other public companies. If a director exceeds any of these limits, then our nominating and corporate governance committee will consider, when evaluating our board and audit committee composition, whether service on the other public company boards or audit committees impairs the director's ability to serve with us.

Share Ownership and Retention Policy

Beginning on December 31 of the year in which a director or executive officer has his or her four-year anniversary of becoming a director or executive officer, we require him or her to own a minimum dollar value of our common stock, as described below.

Position	Minimum Ownership
Chief executive officer	6x base salary
Non-employee director	5x board cash retainer(1)
Executive officer (other than CEO)	3x base salary

(1) Excludes retainer for chair or committee service

All shares of our common stock, and shares underlying vested but unexercised in-the-money stock options, that a director or executive officer beneficially owns count toward the minimum threshold. Unvested stock options, restricted stock units, and performance stock units do not count. We assess whether our directors and executive officers meet our share ownership policy on December 31 of each year. To determine the value of shares beneficially owned, we use (i) the average closing price of our common stock for the 90 trading days preceding and including December 31 and (ii) in the case of shares underlying stock options, the intrinsic value of the options.

If a director or executive officer does not own the minimum dollar value of shares, then he or she must hold at least 50% of the aggregate after-tax shares that have been received (and are still owned), and will be received, upon vesting of restricted stock units or performance stock units or exercise of stock options. However, a director or executive officer will not be required to amend an existing 10b5-1 plan to comply with this retention requirement.

Each director and executive officer who was required to have complied with our share ownership and retention policy as of December 31, 2020 was in compliance with the policy on that date. Additionally, David Lissy, while not yet subject to the policy, also owned the minimum dollar value of our common stock required for a non-employee director.

Anti-Pledging and Anti-Hedging Policies

Our directors and executive officers may not pledge Redfin stock as collateral.

We prohibit all employees (including officers) and directors from purchasing any financial instrument, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the value of Redfin stock owned by the person, regardless of how the person acquired his or her Redfin stock. Specific examples of prohibited instruments include prepaid variable forward contracts, equity swaps, collars, and exchange funds.

For purposes of these policies, "Redfin stock" includes our publicly traded common stock, our convertible preferred stock, and our convertible senior notes. These policies' prohibitions extend to (i) people living in the same household as an employee or director and (ii) people or entities whose trading is directed by an employee or director or subject to the employee or director's influence or control.

Related Party Matters

Related Party Transactions Policy

Our board of directors has adopted a written related party transactions policy. Under this policy, we consider each of the following people to be a "related party": director; director nominee; executive officer; and person who beneficially owns more than five percent of our common stock. Our policy requires each related party to notify us of any transaction that Redfin or any of its subsidiaries participates and involves (i) the related party, (ii) the related party's immediate family member, (iii) the related party's household member, or (iv) an entity from which the related party or any person covered by clauses (ii) or (iii) may derive an economic benefit. We refer to any such transaction as a "reportable transaction," and we refer to the persons covered by clauses (i) through (iii) of the foregoing sentence as "covered persons."

Our policy directs our general counsel to evaluate each reportable transaction to determine if a covered person will have a direct or indirect material interest in the transaction. In making this evaluation, our general counsel will consider all facts and circumstances regarding the transaction. Our board of directors has concluded that a covered person will not have a direct or indirect material interest in any of the following transactions if he or she receives the same terms as an unrelated third party would have received for the transaction, other than any discount the covered person receives that is also available to our full-time employees or independent contractor licensed sales professionals generally and on a non-discriminatory basis:

•Sell a home using Redfin as the listing agent
•Purchase a home using Redfin as the buyer's agent
•Purchase a home using the Redfin Direct offer tool
•Obtain title insurance or escrow or settlement services through Title Forward, which is our title and settlement subsidiary

If our general counsel determines that a covered person has a direct or indirect material interest in a reportable transaction, then he or she will refer the transaction to our nominating and corporate governance committee and ask the committee to review, and if appropriate, approve or ratify the transaction. We refer to any reportable transaction that has been referred to the committee as a "related party transaction."

In deciding whether to approve a related party transaction, our nominating and corporate governance committee will review all facts and circumstances regarding the transaction, including the factors listed below.

•Any conflict of interest, or the appearance of a conflict of interest, of the transaction to us
•The transaction's impact on a director's independence under all applicable legal standards
•If the transaction involves the provision of products or services to us, the availability of comparable products or services from unrelated third parties
•Whether the terms of the transaction are substantially comparable to terms between Redfin and an unrelated third party or employee generally

Our general counsel may, at his or her discretion, notify our nominating and corporate governance committee of a reportable transaction that does not constitute a related party transaction in order to keep the committee apprised of a related party's transactions in which we participate. Additionally, our general counsel will also refer a related party transaction to our disclosure committee to evaluate whether we should disclose the transaction in a filing with the SEC. If a reportable transaction involves our general counsel, then our chief financial officer will assume the general counsel's role for purposes of our policy. If a related party transaction involve a member of our nominating and corporate governance committee, then our entire board of directors or another committee, in each case excluding the conflicted director, will evaluate the transaction.

Related Party Transactions

On April 1, 2020, we issued 4,484,305 shares of our common stock, at a price of $15.61 per share, and 40,000 shares of our convertible preferred stock, at a price of $1,000 per share, to Durable Capital Master Fund LP, or Durable. We received gross proceeds of approximately $110,000,000 from the sale of the securities to Durable. As a result of this transaction, Durable beneficially owned more than five percent of our common stock.

In connection with the sale of the securities to Durable and also on April 1, 2020, we entered into a registration rights agreement with Durable. This agreement requires us to file a registration statement with the SEC to register the resale of (i) the common stock we sold to Durable, (ii) shares of our common stock issuable upon conversion or redemption of the convertible preferred stock we sold to Durable, and (iii) shares of our common stock issuable as dividends on the convertible preferred stock we sold to Durable. We filed this registration statement on June 17, 2020. We refer to the securities covered by the registration statement as the registrable securities. We are required to maintain the registration statement's effectiveness until the earlier of the date that (i) the registrable securities have been sold or (ii) the registrable securities may be sold without any restrictions pursuant to Rule 144 under the Securities Act of 1933.

Commencing on July 1, 2020 and continuing quarterly until Durable no longer holds any shares of our convertible preferred stock, we will pay to Durable dividends that have accrued on the preferred stock. Dividends accrue on each $1,000 of preferred stock at a rate of 5.5% per year.

We may also (i) issue additional shares of our common stock to Durable upon its conversion or an automatic conversion of the preferred stock or (ii) pay cash or issue additional shares of our common stock to Durable upon its redemption of the preferred stock following certain events.

On November 30, 2024, we will be required to redeem any outstanding shares of preferred stock still held by Durable.

Our board of directors approved these transactions with Durable.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our directors and employees, including the persons serving as our principal executive officer, principal financial officer, and principal accounting officer. The code of conduct and ethics is available under the “Governance” section of our investor relations website located at investors.redfin.com. We will disclose any amendment to, or waiver from, our code of conduct and ethics that pertains to the persons serving as our principal executive officer, principal financial officer, or principal accounting officer on the above-referenced website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides information regarding the beneficial ownership of our common stock as of April 12, 2021 by:

•each person known to us to be the beneficial owner of more than 5% of our common stock and

•our management, which includes:

◦each of our directors and director nominees;

◦each of our named executive officers, as described in “Executive Compensation” above; and

◦all of our directors and executive officers as a group.

We computed the number of shares beneficially owned and the percentage of our common stock represented by that ownership based on the SEC’s rules. Accordingly, ownership reflects shares over which a person has voting or investment power and includes shares that a person has the right to acquire by June 11, 2021. Except as indicated in the footnotes to the table, each person has sole voting and investment power over the shares reported as beneficially owned by the person.

Name of beneficial owner	Number of shares beneficially owned	Percent of class
>5% beneficial owners
Baillie Gifford & Co	8,616,479(1)	8.3%
BlackRock, Inc.	7,572,145(2)	7.3%
Durable Capital Partners LP	10,438,857(3)	9.9%
The Vanguard Group	13,964,285(4)	13.4%
Management
Robert Bass	73,658(5)	*
Julie Bornstein	25,476(6)	*
Kerry D. Chandler	—	—
Bridget Frey	748,540(7)	*
Glenn Kelman	2,390,137(8)	2.3%
Austin Ligon	675,845(9)	*
David Lissy	16,068(10)	*
Robert Mylod, Jr.	137,849(11)	*
Scott Nagel	823,845(12)	*
Chris Nielsen	829,829(13)	*
James Slavet	134,403	*
Selina Tobaccowala	99,154	*
Adam Wiener	601,974(14)	*
All directors and executive officers as a group	6,562,094(15)	6.1%

* Percentage owned does not exceed one percent.

(1) Of the shares beneficially owned, Baillie Gifford & Co has sole voting power over 8,355,679 shares and sole investment power over 8,616,479 shares. The address for Baillie Gifford & Co is Calton Square 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK. All information relating to Baillie Gifford & Co is based on the Schedule 13G it filed on January 12, 2021.

(2) Of the shares beneficially owned, BlackRock, Inc. has sole voting power over 7,401,566 shares and sole investment power over 7,572,145 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. All information relating to BlackRock, Inc. is based on the Schedule 13G it filed on February 5, 2021.

(3) A fund client of Durable Capital Partners LP holds 8,983,194 shares of our common stock. Additionally, this fund client holds $40,000,000 of our convertible preferred stock that it can convert into 2,040,000 shares of our common stock (exclusive of any accrued dividends that may be paid in shares of common stock upon such conversion); provided, however, that pursuant to the certificate of designation governing our convertible preferred stock, the fund client cannot convert its preferred stock to the extent that it would beneficially own more than 9.9% of our common stock immediately after giving effect to such conversion. Of the shares beneficially owned, Durable Capital Partners LP, Durable Capital Associates LLC, and Henry Ellenbogen each has sole voting power and sole dispositive power over such number of shares. The address for the Durable entities and Mr. Ellenbogen is 5425 Wisconsin Avenue, Suite 802, Chevy Chase, MD 20815. All information relating to the Durable entities and Mr. Ellenbogen are based on the Schedule 13G it filed on February 12, 2021.

(4) Of the shares beneficially owned, The Vanguard Group has shared voting power over 229,498 shares, sole investment power over 13,654,835 shares, and shared investment power over 309,450 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. All information relating to The Vanguard Group is based on the Schedule 13G it filed on February 10, 2021.

(5) Ownership includes 66,666 shares underlying stock options.

(6) Ownership includes 20,000 shares underlying stock options.

(7) Ownership includes 615,380 shares underlying stock options and 7,465 shares underlying restricted stock units.

(8) Ownership includes 894,248 shares underlying stock options.

(9) Ownership includes 37,567 shares underlying stock options. Of the shares beneficially owned, 554,844 shares are held by Toon Toot Sawan LP. Mr. Ligon is the managing member of the general partner of Toon Toot Sawan LP. Excludes 5,476 shares underlying restricted stock units that have vested but for which Mr. Ligon has deferred settlement.

(10) Excludes 5,476 shares underlying restricted stock units that have vested but for which Mr. Lissy has deferred settlement.

(11) Ownership includes 133,333 shares underlying stock options. Excludes 5,476 shares underlying restricted stock units that have vested but for which Mr. Mylod has deferred settlement.

(12) Ownership includes 471,159 shares underlying stock options and 6,292 shares underlying restricted stock units.

(13) Ownership includes 803,098 shares underlying stock options and 6,994 shares underlying restricted stock units.

(14) Ownership includes 302,719 shares underlying stock options and 7,605 shares underlying restricted stock units. Of the shares beneficially owned, 1,078 shares are held by Mr. Wiener's spouse, and he shares voting and investment power with his spouse over those shares.

(15) Ownership includes 3,344,170 shares underlying stock options and 33,672 shares underlying restricted stock units. Excludes 16,428 shares underlying restricted stock units that have vested but for which directors have deferred settlement

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2020 relating to compensation plans under which we may issue shares of our common stock.

Plan category	Number of shares to be issued upon exercise of outstanding options and settlement of outstanding restricted stock units	Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	10,744,354(2)	$6.68(2)	13,768,166(3)(4)
Equity compensation plans not approved by stockholders	—	—	—
Total	10,744,354(2)	$6.68(2)	13,768,166(3)(4)

(1) This category consists of our Amended and Restated 2004 Equity Incentive Plan, or 2004 plan, our 2017 Equity Incentive Plan, or 2017 plan, and our 2017 Employee Stock Purchase Plan, or ESPP.

(2) Consists of (i) 5,583,738 shares issuable upon exercise of stock options that are not subject to performance conditions, (ii) 300,000 shares issuable upon exercise of performance stock options, which represents the maximum payment under the performance stock options, (iii) 4,058,870 shares issuable upon settlement of restricted stock units that are not subject to performance conditions, and (iv) 801,746 shares issuable upon settlement of performance-based restricted stock units, which represents the maximum payment under the performance-based restricted stock units. The weighted-average exercise price in column (b) does not take these restricted stock units and performance-based restricted stock units into account.

(3) Consists of 10,758,504 shares of common stock that remain available for issuance under our 2017 plan and 3,009,662 shares that remain available for issuance under our ESPP. There are no shares of common stock available for issuance under our 2004 plan, but the plan continues to govern the terms of stock option awards granted under the plan. Any shares of common stock that are subject to outstanding awards granted under our 2004 plan and that are forfeited will generally be added to, and become available for issuance under, our 2017 plan.

(4) Our 2017 plan and our ESPP each provides for an automatic annual increase in the number of shares available for issuance under the plan. Any increase will occur on the first day of each year, beginning on January 1, 2018 and continuing through January 1, 2028. For our 2017 plan, the amount of any increase is equal to the lesser of 5% of our outstanding shares of common stock as of the immediately preceding December 31 or an amount determined by our board of directors. For our ESPP, the amount of any increase is equal to the lesser of 1% of our outstanding shares of common stock as of the immediately preceding December 31 or an amount determined by our board of directors.

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for 2021. We are submitting the appointment of Deloitte to our stockholders for ratification. If Deloitte’s appointment is not ratified by our stockholders, our audit committee will take the vote into consideration when determining whether or not to retain Deloitte. Even if stockholders ratify the appointment of Deloitte, our audit committee has discretion to select a different independent registered public accounting firm.

We expect representatives of Deloitte to be present at the annual meeting and if they are present, they will have the opportunity to make a statement if they desire to do so. We also expect representatives of Deloitte to be available to respond to appropriate questions at the meeting.

The following table presents the aggregate fees billed by Deloitte for 2020 and 2019.

	2020	2019
Audit fees(1)	$2,014,668	$2,201,823
Audit-related fees(2)	261,000	—
Tax fees	—	12,173
All other fees(3)	8,137	2,086
Total	$2,283,805	$2,216,082

(1) Audit fees relate to professional services rendered by Deloitte for the audit of our consolidated financial statements, review of interim consolidated financial statements included in our quarterly reports, and for the audit of our internal control over financial reporting. Audit fees also include fees for services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

(2) Audit-related fees consist of fees for assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of our financial statements and are not reported under audit fees. This category includes fees related to audit and attest services not required by statute or regulations, consultations concerning financial accounting and reporting standards, and other services related to registration statements and public offerings.

(3) All other fees include fees for services rendered by Deloitte that are not included in any other category and include licensing fees paid with respect to accounting research software provided by Deloitte.

Our audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, our audit committee pre-approved all of the services described in the footnotes to the table above.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE.

PROPOSAL 4 - STOCKHOLDER PROPOSAL

In accordance with SEC rules, we have set forth below a stockholder proposal along with the stockholder's supporting statement. We are not responsible for the contents of this stockholder proposal or the supporting statement. This stockholder proposal will be voted on at our annual meeting only if it is properly presented at the meeting. Upon receiving an oral or written request, we will promptly provide the stockholder proponent's name, address, and share ownership.

Beginning of Stockholder Proposal and Supporting Statement

Proposal 4 – Transition to Elect Directors by Majority Vote

Resolved: Shareholders of Redfin Inc (‘Company’) request the Board of Directors amend our Company’s policies, articles of incorporation and/or bylaws to provide that director nominees be elected by the affirmative vote of the majority of votes cast, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats. This proposal includes that a director who receives less than a majority vote be removed as soon as a replacement director can be qualified on an expedited basis. If such a removed director has key experience, they can transition to a consultant or director emeritus. With written justification, the board can set an effective date several years into the future for these changes to take effect.

Supporting Statement: To provide shareholders a meaningful role in director elections, our Company’s current director election standard should transition from a plurality vote standard to a majority vote standard when only board nominated candidates are on the ballot.

Under our Company’s current voting system, a director can be elected if all shareholders oppose the director but one shareholder votes FOR, even by mistake. More than 90% of the companies in the S&P 500 have adopted majority voting for uncontested elections.

In 2019 and 2020 majority shares voted FOR similar proposals at TG Therapeutics, Lipocine, Abeona Therapeutics, Alico, Guidewire Software, Stemline Therapeutics, Caesars Entertainment, RadNet, Gannett, New Residential Investment, Safety Insurance Group, First Community Bancshares, Greenhill, and Advaxis.

Vanguard includes the following in their proxy voting guidance: “If the company has plurality voting, a fund will typically vote for shareholder proposals requiring majority vote for election of directors.” BlackRock’s proxy voting guidelines include the following: “Majority voting standards assist in ensuring that directors who are not broadly supported by shareholders are not elected to serve as their representatives.” Many of our other large shareholders have similar proxy voting policies.

Our board is locked into an outdated governance structure that reduces accountability to shareholders, increasing the likelihood of stagnation. We should not risk Zombies on Board: Investors Face the Walking Dead (https://www.msci.com/www/blog-posts/zombies-on-board-investors-face/02161045315).

To Enhance Shareholder Value, Vote FOR
Elect Directors by Majority Vote – Proposal 4

End of Stockholder Proposal and Supporting Statement

Recommendation of Our Board of Directors on Proposal 4

Our board of directors has carefully considered the above stockholder proposal. Following such consideration, our board believes that our current method of electing directors is in the best long-term interest of Redfin and its stockholders. As a result, we oppose this proposal.
Under our bylaws, directors are elected using a plurality voting standard. Under this standard, stockholders can currently express dissatisfaction with an incumbent director’s performance by withholding their vote.

A plurality voting standard for the election of directors is the default standard for director elections under Delaware law. It means we can avoid the distraction and uncertainty of “failed elections” (scenarios where directors fail to achieve the votes necessary to be elected, resulting in vacancies on our board). The possibility of failed elections introduces unnecessary legal uncertainty and risk to our director election process because vacancies on our board may mean we cannot comply with certain Nasdaq listing or securities law requirements, including those related to director independence, committee composition, and having an audit committee financial expert.

Further, under the current plurality voting standard, stockholders can express disapproval with our corporate policies, strategy, or director candidates by using withhold votes. Withhold votes provide our board with flexibility to appropriately respond to stockholder dissatisfaction without facing uncertainty arising from a failed election.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE APPROVAL OF THIS PROPOSAL.

REDFIN CORPORATION
1099 STEWART STREET, SUITE 600
SEATTLE, WA 98101

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on June 8, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on June 8, 2021. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D51160-P51115 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REDFIN CORPORATION

The Board of Directors recommends you vote FOR each of the nominees listed:

1. Election of Class I Directors

Nominees:	For	Withhold
1a. Austin Ligon	☐	☐
1b. David Lissy	☐	☐
1c. James Slavet	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.

	For	Against	Abstain
4. A stockholder proposal regarding majority vote for election of directors.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D51161-P51115

Redfin Corporation
Annual Meeting of Stockholders
June 9, 2021 8:30 AM PT
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Glenn Kelman and Chris Nielsen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Redfin Corporation that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM PT on June 9, 2021, online at www.virtualshareholdermeeting.com/RDFN2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side